Exhibit 5.2

Dentons Canada LLP 20th Floor, 250 Howe Street Vancouver, BC, Canada V6C 3R8 dentons.com

February 8, 2024

Lions Gate Entertainment Corp.

2700 Colorado Avenue

Santa Monica, CA

Dear Sir:

RE:	Registration of Class A Voting Shares and Class B Non-Voting Shares of Lions Gate Entertainment Corp.

We have acted as Canadian counsel to Lions Gate Entertainment Corp., a company existing under the laws of British Columbia (the “Company”). At your request, we have examined the Registration Statement of the Company on Post-Effective Amendment No. 1 to Form S-8 dated February 8, 2024 (the “Registration Statement”) in connection with the registration under the United States Securities Act of 1933 of Class A Voting Shares of the Company and Class B Non-Voting Shares of the Company (the “Common Shares”).

The registration under the Registration Statement relates to the offering and sale by the Company of up to 5,000,000 Common Shares (the “Offered Shares”) issuable pursuant to the Lions Gate Entertainment Corp. 2023 Performance Incentive Plan (the “2023 Plan”) being a portion of Common Shares originally registered on the Form S-8 Registration Statement (the “2019 Registration Statement”) filed by the Company on November 4, 2021 with the U.S. Securities and Exchange Commission (the “Commission”) (Commission File No. 333-260770) for issuance under the Lions Gate Entertainment Corp. 2019 Performance Incentive Plan (the “2019 Plan”).

(a)	Documents Reviewed and Reliance

As Canadian counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records and documents as we considered appropriate including, without limitation:

i.	the Registration Statement;

ii.	the 2019 Registration Statement;

iii.	the 2019 Plan;

iv.	the 2023 Plan;

v.	the articles, the notice of articles, and the certificate of amalgamation of the Company, as currently in effect;

vi.	an opinion of Dentons Canada LLP dated November 3, 2021, concerning the 2019 Registration Statement;

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February 8, 2024 Page 2	dentons.com

vii.

certified unanimous written consent resolutions executed by each of the directors comprising the Company’s board of directors dated July 17, 2019 approving the adoption of the 2019 Plan and related matters;

viii.	Form 8-K of the Company filed under the United States Securities Act of 1933 on September 13, 2019, related inter alia to shareholder approval of the 2019 Plan;

ix.

certified unanimous written consent resolutions executed by each of the directors comprising the Company’s board of directors dated July 21, 2020 approving the amendment and restatement of the 2019 Plan, subject to shareholder approval, and related matters;

x.

certified minutes of a meeting of the Company’s shareholders held on September 15, 2020, approving, among other things, the amendment and restatement, effective July 21, 2020, of the 2019 Plan and related matters;

xi.	certified minutes of a meeting of the Company’s shareholders held on September 14, 2021, approving, among other things, the amendment of the 2019 Plan and related matters;

xii.	certified unanimous written consent resolutions executed by each of the directors comprising the Company’s board of directors approving the adoption of the 2023 Plan and related matters; and,

xiii.	certified minutes of a meeting of the Company’s shareholders held on November 28, 2023, approving, among other things, the 2023 Plan and related matters.

We have also made such investigations and examined a certificate signed by the Executive Vice-President and Associate General Counsel of the Company addressed to our firm, certifying certain additional corporate information of a factual nature and attaching certain documents (the “Officer’s Certificate”).

(b)	Laws Addressed

We are qualified to practice law in the Province of British Columbia and our opinion herein is restricted to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(c)	Assumptions/Reliance

For the purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

i.

with respect to all documents examined by us, the genuineness of all signatures, the authenticity, completeness and accuracy of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, conformed, telecopied, PDF or photocopied copies of originals and the legal capacity of individuals signing any documents;

February 8, 2024 Page 3	dentons.com

ii.	the Officer’s Certificate is accurate and continues to be accurate on the date hereof; and

iii.	that the Company reserves an adequate number of authorized and unissued Offered Shares for issuance under the 2023 Plan.

For the purposes of expressing the opinions set forth herein, in connection with certain factual matters pertaining to this opinion, we have relied exclusively and without independent investigation upon the Officer’s Certificate.

(d)	Opinions

Based upon and relying on the foregoing and the qualifications hereinafter expressed, we are of the opinion that the Offered Shares have been authorized for issuance and when issued in compliance with the provisions of the 2023 Plan, including receipt by the Company of any consideration required to be paid under the 2023 Plan where such consideration is determined by the directors of the Company to be at least equal to the issue price established by the directors for the Offered Shares, the Offered Shares will be validly issued, fully paid, and non-assessable.

(e)	Qualifications

Whenever our opinion refers to securities of the Company, whether issued or to be issued, as being “fully-paid, and non-assessable”, such phrase means that the holders of such securities will not, after the issuance to them of such securities, be liable to pay further amounts to the Company in respect of the issue price payable for such securities, and no opinion is expressed as to the adequacy of any consideration received by the Company therefor.

For greater certainty, a specific assumption, limitation or qualification in this opinion is not to be interpreted to restrict the generality of any other assumption, limitation or qualification expressed in general terms in this opinion that includes the subject matter of the specific assumption, limitation or qualification.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

The opinions are given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof. The opinions may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent. Our opinions do not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.

February 8, 2024 Page 4	dentons.com

Yours truly,

Dentons Canada LLP